Investors period ended 1/31/15

1.   Amended and Restated Agreement and Declaration of Trust
dated March 21, 2014   Incorporated by reference to Post
Effective Amendment No. 100 to the Registrants Registration Statement filed on November 25, 2014.
2.   Amended and Restated Bylaws dated as of October 17, 2014
2014   Incorporated by reference to Post-Effective Amendment No.
100 to the Registrants Registration Statement filed on November
25, 2014.
3. Management Contract with Putnam Investment Management, LLC dated February 27, 2014 Incorporated by reference to Post Effective Amendment No. 100 to the Registrants Registration Statement filed on November 25, 2014.
4. Sub-Management Contract between Putnam Investment Management, LLC and Putnam Investments Limited dated February 27,
2014; schedule A dated March 7, 2014   Incorporated by reference
to Post-Effective Amendment No. 100 to the Registrants Registration Statement filed on November 25, 2014.